Exhibit 99.1

Rostock Ventures Corp.: Corporate Update

Press Release Source: Rostock Ventures Corp. On Tuesday May 4, 2010, 3:01 am EDT

SAN DIEGO, CALIFORNIA--(Marketwire - 05/04/10) - Rostock Ventures Corp. (the "Company") (OTC.BB:ROSV - News) is pleased to provide an update of its operations and corporate activities.

In October 2009, the Company appointed new management. Since the appointment of new management, the Company has been evaluating its current projects, the McVicar Lode Mining Claim located in Southern Nevada and the Yukon Project located in the Tintina Gold Belt in Yukon, Canada.

During the first few months of 2010, the Company has been focused on completing its Annual Report on Form 10-K, and more recently, has been working on its Form 10-Q for the period ending March 31, 2010, which should be filed on or before May 15, 2010.

"Now that we have our Annual Report filed, we are committed to the evaluation and continued development of our projects," stated Luis Carrillo, President and CEO of the Company.

The Yukon Project, which was acquired by the Company in July 2009, is approximately 3200 contiguous acres and lies within the globally prolific mining region known as the Tintina Gold Belt. Notably, the Tintina Gold Belt includes the White Gold project which is held by Underworld Resources Inc., which has recently executed a letter of intent to be acquired by Kinross Gold Corporation.

Though as of yet unknown, the Company believes that its Yukon Project may have characteristics similar to other developed projects in the Tintina Gold Belt. "We are particularly excited about our Yukon Project and its potential for development," added Carrillo.

Managment is currently evaluating the next phase of operations on the Company's projects, and will provide a further update once additional details are available.

For additional information, please visit www.rostockcorp.com.

On behalf of the board:

Luis Carrillo, President

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of exploration programs; competition from other exploration or mining companies; and the company's ability to obtain additional funding required to conduct its exploration activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.